FOR IMMEDIATE RELEASE

                                     Media Contact: Emory Epperson
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                                                    Deborah Paquin
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                                     Analyst Contact:    Misty Ohmart
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                   AST RESEARCH ANNOUNCES STRATEGIC INVESTMENT


IRVINE, Calif., Feb. 27, 1995 -- AST Research, Inc. (ASTA-NASDAQ) announced today it has entered into an agreement providing for an investment by Samsung Electronics Co., Ltd., based in Seoul, Korea, of up to 40.25 percent in AST, as well as other strategic relationships, including component supply and joint procurement.
     Under the terms of the agreement, Samsung will purchase an aggregate of
40.25 percent of AST as follows:
    Samsung will purchase from AST 6.44 million newly issued shares of Common Stock, representing approximately 19.9 percent of the currently outstanding shares, at a price of $19.50 per share.
    Samsung will commence a tender offer to purchase 5.82 million additional shares, representing approximately 18 percent of the currently outstanding Common Stock, from AST's shareholders at a price of $22 per share.
    Concurrently with the acceptance of the shares for purchase under the tender offer, Samsung will purchase from AST 5.63 million additional newly issued shares of Common Stock at $22 per share so that its aggregate ownership, after completion of all of the purchases, is approximately 40.25 percent.


     The closing of each of the purchases, other than the 19.9 percent investment, is subject to approval by the shareholders of AST at a special meeting currently expected to be held in May 1995. Samsung may elect to close the purchase of the 19.9 percent interest at any time, subject to regulatory approval and certain other conditions.
     Samsung has also agreed to provide a Letter of Credit to support AST's existing $96.7 million note to Tandy Corp., of Fort Worth, TX, and to provide funds to satisfy $75 million of the note obligation which is due in July 1996. Such funds will be provided, at Samsung's option, by a loan to AST on market terms or the purchase of additional newly issued shares of Common Stock, or a combination of both.
     As part of its investment, Samsung will be entitled to certain rights, so long as its ownership does not fall below 30 percent. This would include the right to designate for election one less than a majority of the AST Board of Directors, approval over certain significant transactions and the right to purchase additional equity securities to maintain its ownership level. Samsung has agreed to restrict the disposition of its shares of AST and to restrict, for a period of four years following the closing of the transactions, purchases of additional shares that would increase its ownership interest above 49.9 percent.
     The strategic arrangements will cover a broad range of commercial relationships between the parties, including expanded and improved supply of critical components manufactured by Samsung and used by AST in the manufacture of personal computers, joint product development, cross-OEM (Other Equipment Manufacturer) arrangements and cross-licensing of patents.
     "AST's new relationship with Samsung represents the next step in solidifying AST's position as a leading global supplier of personal computers," said Safi Qureshey, AST chairman and chief executive officer. "This strategic relationship provides us with not only $250 million of new equity capital, but a committed source of supply for critical components. This partnership is especially exciting as AST teams up with one of the world's preeminent diversified companies and a leader in consumer electronics. The long-term aspects of such a strategic partnership will enhance AST's future product offerings to customers as it leverages the convergence of consumer electronics and personal computer technologies and innovation."
     In addition to the approval by AST shareholders, the closing of the transactions is subject to the U.S. and Korean regulatory approval, as well as a number of other conditions. AST has agreed not to solicit proposals from others regarding a competing transaction; however, it has the right to provide certain information in response to unsolicited proposals and, in certain circumstances, may terminate its agreement with Samsung upon payment of a customary fee. AST has received an opinion from one of its financial advisors, Merrill Lynch & Co., that the consideration to be received by AST and its shareholders is fair from a financial point of view.
     AST, a $2.367 billion company, is represented in 100 countries and operates 43 subsidiaries and sales offices worldwide. Corporate headquarters is located at 16215 Alton Parkway, P.O. Box 57005, Irvine, Calif. 92619-7005. Telephone:
(714) 727-4141 or (800) 876-4278.  Fax:  (714) 727-9355.
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